Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES 2013 OPERATING RESULTS

LENEXA, Kansas (March 27, 2014) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the quarter and year ended December 31, 2013. An investor conference call is scheduled for 11:15 a.m. EDT today, March 27, 2014 (see details below).

FY2013 Highlights

●	Total revenue increased to approximately $17.8 million, compared with total revenue of approximately $17.6 million in the twelve months ended December 31, 2012.

●	International revenue increased 12% to $1,159,183, compared with $1,031,066 in 2012.

●	Revenue from commercial fleet customers increased to 7% of total revenue, versus 4% of total revenue in the previous year.

●	Gross profit margin improved to 56.7% of total revenue vs. 53.8% in 2012.

●	Selling, general and administrative expenses increased 11% from year-earlier levels.

●	The Company reported an operating loss of ($2,250,442), compared with an operating loss of ($1,686,518) in 2012.

●	A net loss of ($2,497,940), or ($1.17) per share, was posted in the year ended December 31, 2013, compared with a net loss of ($1,970,989), or ($0.97) per share in the previous year.

●	On a non-GAAP basis, an adjusted net loss of ($877,052), or ($0.41) per share, in 2013 compared with a non-GAAP adjusted net loss of ($168,963), or ($0.08) per share, in the prior year.

●	Initial production of the FirstVU HD and DVM-800 was completed, and the Company has been pleased with the acceptance of these new products by current and potential customers.

●	Following the end of its fiscal year, the Company in March 2014 completed a $2.0 million financing through a senior convertible note offering.

Management Comments

“Revenue during 2013 improved only slightly from prior-year levels, primarily due to the challenging economy and its impact upon the state, county and local government budgets that fund our law enforcement customers, along with the impact of the federal government budget sequester and temporary shutdown upon federal grants that partially fund law enforcement equipment purchases,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “However, we were pleased with the continued increase in orders from commercial fleet customers, which accounted for 7% of our 2013 revenue, compared with 4% of revenue in 2012.”

“Our strong commitment to research and the development of new products, while penalizing last year’s ‘bottom line’, is beginning to bear fruit as higher-margin newer products, including the DVM-800, FirstVU HD body camera, DVM-100, DVM-400, DVM-250 and DVM-250 Plus contributed 22% of total sales in 2013, versus 11% in 2012. We expect our sales mix to continue to transition from the DVM-500 Plus and DVM-750 to our newer products in 2014.”

“We believe the product line that we have developed over the past few years ranks among the most robust in our industry,” continued Ross. “This should allow us to scale back R&D expenditures in the current year, while focusing upon realizing the sales potential of such exciting new products as the FirstVU HD body camera and the feature-rich DVM-800 in-car digital camera system. We are also seeing signs of an easing in restrictive law enforcement budgets in a number of states and are optimistic that a growing number of jurisdictions are planning to upgrade their aging vehicle fleets and related equipment in coming quarters. This may have been evident in the shipment of 15 individual orders in excess of $100,000 during 2013, versus the shipment of only 9 orders of such size in 2012. We are hopeful that this may signal the end of the five-year ‘drought’ that has characterized law enforcement budgets since the recession began in 2009.”

“Based upon the amount of business we are bidding on in foreign countries, the outlook for international sales, which rose 12% last year, also appears to be improving. Although the sales cycle for international orders is longer and more difficult to predict than our domestic business, we are quite pleased with the improved productivity of our revamped international sales organization.”

“In conclusion, we continue to believe Digital Ally is poised to expand its share of the law enforcement and commercial fleet digital video equipment markets in 2014 and future years. The current year should benefit from the growing popularity of ‘body cameras’ for evidence gathering by law enforcement officers and the outstanding performance of our FirstVU HD in field tests by hundreds of police departments and other law enforcement agencies. We expect that our new DVM-800 in-car video system will strengthen our competitive position when targeting police departments in large cities throughout the U.S. We believe our current cost structure is such that Digital Ally should benefit from greater manufacturing efficiencies, a lower overhead burden, and higher margins on new products when revenue improves,” concluded Ross.

Full-Year Results

For the twelve months ended December 31, 2013, the Company’s total revenue increased 1% to approximately $17.8 million, compared with revenue of approximately $17.6 million in the year ended December 31, 2012. Revenue had increased 17% through June 30, 2013 when compared with the prior-year period. However, revenue was negatively affected during the second half of 2013 due to the challenging economy that continued to impact state, county and municipal budgets funding the Company’s law enforcement customers, slower than anticipated launch of the FirstVU HD and DVM-800, along with the effect of the federal government budget sequester and subsequent shutdown upon law enforcement and government customers directly. Also, the pending introduction of the DVM-800 in the fourth quarter of 2013 may have prompted some potential customers to delay placing orders for our older in-car video systems until the DVM-800 was available for shipment.

International revenue increased 12% to $1,159,183 in 2013, compared with $1,031,066 in 2012.

Gross profit improved 7% to $10,108,490 (56.7% of revenue) in the twelve months ended December 31, 2013, versus $9,481,987 (53.8% of revenue) in the previous year. The improvement in gross profit was primarily due to a reduction in cost of sales to 43.3% of revenue in 2013, compared with 46.2% in 2012. Management attributes the reduction in cost of sales to a migration of sales to newer products, which yield higher gross margins, and further emphasis upon contract manufacturers, including those located offshore. The Company’s goal is to continue to reduce cost of sales as a percentage of revenue in 2014.

Selling, General and Administrative (“SG&A”) expenses increased 11% to $12,358,932 in the year ended December 31, 2013, versus $11,168,505 in the previous year. Research and Development costs rose 45%, reflecting a number of development projects, including the FirstVU HD and DVM-800, which were underway during 2013. Selling, advertising and promotional expense rose 4% due to the Company increasing the size of its domestic sales force to improve geographical coverage, resulting in higher salaries and commissions. Stock-based compensation expense increased 35%, primarily due to the amortization of restricted stock granted to the Company’s officers in January 2013, and to its directors in May 2013, with one-year vesting periods. This trend should reverse in early 2014 based on the projected amortization of currently outstanding stock options and restricted stock. The Company recorded a litigation charge of $208,316 during 2013 related to its ongoing litigation with Dragoneye Technologies, LLC. Increases in the above expense categories were partially offset by an 8% reduction in professional fees and expenses; a 3% decrease in executive, sales and administrative staff payroll; a 34% decline in litigation and related expenses; and a slight reduction in other expenses.

The Company reported a 33% increase in its operating loss, which totaled ($2,250,442) in the 2013, compared with an operating loss of ($1,686,518) in 2012.

Net interest and other expense declined 13% to $247,498 in the twelve months ended December 31, 2013, from $284,471 in the previous year.

The Company reported a 2013 net loss of ($2,497,940), or ($1.17) per share, compared with a prior-year net loss of ($1,970,989), or ($0.97) per share. No income tax provision or benefit was recorded in either 2013 or 2012. The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

All per share figures and the number of shares outstanding have been adjusted to reflect a 1-for-8 reverse stock split that was effective August 24, 2012.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, litigation-related expenses and stock-based compensation), a non-GAAP financial measure, of ($877,052), or ($0.41) per share, for the year ended December 31, 2013, versus an adjusted net loss of ($168,963), or ($0.08) per share, in the year ended December 31, 2012. (Non-GAAP adjusted net income is described in greater detail in a table at the end of this press release).

Fourth Quarter Results

For the three months ended December 31, 2013, the Company’s total revenue declined 24% to approximately $3.5 million, compared with revenue of approximately $4.6 million in the fourth quarter of 2012. Management attributes the revenue decline to a number of factors, including the lingering effects of the federal government sequester and shutdown upon many of the Company’s law enforcement customers, the direct impact of the sequester and shutdown upon Digital Ally’s Department of Defense and other federal government customers, a slower than anticipated launch of the FirstVU HD, the negative impact on some customers who received letters from one of the Company’s competitors threatening patent infringement action (Digital Ally has since sued this competitor), and the possibility that some customers delayed orders for certain of our older in-car video systems in anticipation of the launch of the new DVM-800.

Gross profit decreased to $1,749,422 (49.9% of revenue) in the fourth quarter of 2013, versus $2,392,397 (51.6% of revenue) in the prior-year quarter. In addition to the impact of lower sales upon the absorption of manufacturing overhead, the Company incurred a substantial amount of initial production costs and inefficiencies related to the FirstVU HD during the final two quarters of 2013 that negatively impacted gross margins. Also certain unusable parts from older versions of the Company’s legacy products were scrapped during the fourth quarter, further reducing gross margins. Management’s long-term goal continues to target gross profit margins of approximately 60% of revenue. The achievement of such goal assumes that the Company will benefit from economies of scale as revenue increases, more efficient outsourcing of component production, more efficient purchasing practices, and higher gross margins on new products.

Selling, General and Administrative (“SG&A”) expenses increased 18% to $3,323,380 in the three months ended December 31, 2013, versus $2,807,221 in the corresponding period of the previous year. The primary components of the increase in SG&A expenses included a 35% increase in R&D costs, primarily related to the launch of the FirstVU HD and the DVM-800, along with higher selling, advertising and promotional expenses, and a $183,383 increase in litigation expense that was primarily related to an adjustment in the litigation reserve related to the Dragoneye Technology, LLC lawsuit.

The Company reported an operating loss of ($1,573,958) for the quarter ended December 31, 2013, compared with an operating loss of ($414,824) in the quarter ended December 31, 2012.

Net interest and other expense declined 10% to $64,691 in the fourth quarter of 2013, from $72,275 in the three months ended December 31, 2012.

The Company reported a net loss of ($1,638,649), or ($0.74) per share, for the three months ended December 31, 2013, compared with a prior-year net loss of ($487,099), or ($0.24) per share. No income tax provision or benefit was recorded in the quarters ended December 31, 2013 or December 31, 2012.

All per share figures and the number of shares outstanding have been adjusted to reflect a 1-for-8 reverse stock split that was effective August 24, 2012.

On a non-GAAP basis, the Company reported an adjusted net loss (before depreciation, amortization, interest expense, litigation-related credits and stock-based compensation), a non-GAAP financial measure, of ($1,116,204), or ($0.50) per share, in the fourth quarter of 2013, versus an adjusted net loss of (97,317), or ($0.05) per share, in the quarter ended December 31, 2012. (Non-GAAP adjusted net income is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) net interest expense, (4) share-based compensation expense, and (5) litigation charges and related expenses.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) today, March 27, 2014, to discuss its operating results for the quarter and year ended December 31, 2013, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on March 27, 2014.

A replay of the conference call will be available one hour after the completion of the conference call from March 27, 2014 until 9:00 a.m. on May 26, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10043309.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results in 2014 given the current economic environment; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU HD and DVM-800; whether the interest shown in the FirstVU HD and DVM-800 will translate into sales of such products; whether the Company’s newer products will continue to generate an increasing portion of its total sales; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; the outcomes of the Company’s litigation with various parties; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$454,978	$703,172
Accounts receivable-trade, less allowance for doubtful accounts of $55,033 – 2013 and $70,193 – 2012	1,835,780	2,956,654
Accounts receivable-other	153,563	71,148
Inventories	8,046,471	7,294,721
Prepaid expenses	402,823	258,642
Total current assets	10,893,615	11,284,337

Furniture, fixtures and equipment	4,559,504	4,392,880
Less accumulated depreciation and amortization	3,621,432	3,454,087

	938,072	938,793
Restricted cash	662,500	662,500
Intangible assets, net	267,281	217,660
Other assets	245,045	241,446
Total assets	$13,006,513	$13,344,736

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,441,151	$1,520,207
Accrued expenses	1,471,458	793,524
Capital lease obligation-current	91,279	66,087
Deferred revenue - current	6,000	—
Income taxes payable	8,615	6,717
Customer deposits	1,878	1,878
Total current liabilities	3,020,381	2,388,413

Long-term liabilities:
Subordinated note payable-long-term, net of discount of $187,634 – 2013 and $96,378 – 2012	2,312,366	2,403,622
Litigation accrual - long term	530,000	530,000
Capital lease obligation - long term	64,989	120,988
Deferred revenue – long term	24,000	—

Total long term liabilities	2,931,355	3,054,610

Commitments and contingencies

Stockholder’s Equity:
Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 2,284,048 – 2013 and 2,099,082 – 2012	2,284	2,099
Additional paid in capital	24,955,220	23,304,401
Treasury stock, at cost (shares: 63,518 – 2013 and 63,518 - 2012)	(2,157,226)	(2,157,226)
Accumulated deficit	(15,745,501)	(13,247,561)
Total stockholders’ equity	7,054,777	7,901,713

Total liabilities and stockholders’ equity	$13,006,513	$13,344,736

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2013 AND 2012

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Product revenue	$3,390,882	$4,353,427	$17,012,827	$16,691,136
Other revenue	114,476	284,660	813,502	926,972
Total revenue	3,505,358	4,638,087	17,826,329	17,618,108
Cost of revenue	1,755,936	2,245,690	7,717,839	8,136,121
Gross profit	1,749,422	2,392,397	10,108,490	9,481,987
Selling, general and administrative expenses:
Research and development expense	977,538	723,858	3,669,022	2,528,790
Selling, advertising and promotional expense	697,107	597,289	2,699,884	2,587,427
Stock-based compensation expense	142,123	139,996	705,612	521,427
Litigation charge (credit) and related expenses	208,316	24,933	208,316	313,950
General and administrative expense	1,298,296	1,321,145	5,076,098	5,216,911
Total selling, general and administrative expenses	3,323,380	2,807,221	12,358,932	11,168,505
Operating (loss)	(1,573,958)	(414,824)	(2,250,442)	(1,686,518)

Interest income	2,016	3,062	11,390	10,088
Other income (expense)	(1,627)	—	19,073	—
Interest expense	(65,080)	(75,337)	(277,961)	(294,559)
Income (loss) before income tax benefit	(1,638,649)	(487,099)	(2,497,940)	(1,970,989)
Income tax expense (benefit)	—	—	—	—
Net (loss)	$(1,638,649)	$(487,099)	$(2,497,940)	$(1,970,989)

Net (loss) per share information:
Basic	$(0.74)	$(0.24)	$(1.17)	$(0.97)
Diluted	$(0.74)	$(0.24)	$(1.17)	$(0.97)

Weighted average shares outstanding:
Basic	2,220,530	2,035,564	2,135,016	2,029,109
Diluted	2,220,530	2,035,564	2,135,016	2,029,109

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2013 AND 2012

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net (loss)	$(1,638,649)	$(487,099)	$(2,497,940)	$(1,970,989)
Non-GAAP adjustments:
Stock-based compensation	142,123	139,996	705,612	521,427
Depreciation and amortization	106,926	149,516	428,999	672,090
Litigation charge (credit) and related expenses	208,316	24,933	208,316	313,950
Interest expense	65,080	75,337	277,961	294,559
Total Non-GAAP adjustments	522,445	389,782	1,620,888	1,802,026

Non-GAAP adjusted net (loss)	$(1,116,204)	$(97,317)	$(877,052)	$(168,963)

Non-GAAP adjusted net (loss) per share information:
Basic	$(0.50)	$(0.05)	$(0.41)	$(0.08)
Diluted	$(0.50)	$(0.05)	$(0.41)	$(0.08)

Weighted average shares outstanding:
Basic	2,220,530	2,035,564	2,135,016	2,029,109
Diluted	2,220,530	2,035,564	2,135,016	2,029,109

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash Flows From Operating Activities:
Net loss	$(2,497,940)	$(1,970,989)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	428,999	672,090
Stock based compensation	705,612	521,427
Provision for inventory obsolescence	(116,617)	(169,852)
Provision for doubtful accounts receivable	(15,160)	(54,807)
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	1,136,034	(48,798)
Accounts receivable - other	(82,415)	33,170
Inventories	(635,133)	(441,580)
Prepaid expenses	(115,217)	42,874
Other assets	(3,599)	(143,592)
Increase (decrease) in:
Accounts payable	(79,056)	673,171
Accrued expenses	677,934	(39,736)
Litigation accrual	—	530,000
Income taxes payable	1,898	(14,329)
Unearned income	30,000	—
Customer deposits	—	(30,021)
Net cash used in operating activities	(564,660)	(440,972)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(275,468)	(389,037)
Additions to intangible assets	(61,525)	(26,556)
Restricted cash for appealed litigation	—	(662,500)
Net cash used in investing activities	(336,993)	(1,078,093)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	739,572	—
Deferred issuance costs for subordinated note payable	(10,000)	—
Payments on capital lease obligation	(76,113)	(48,156)

Net cash provided by (used in) financing activities	653,459	(48,156)

Net decrease in cash and cash equivalents	(248,194)	(1,567,221)

Cash and cash equivalents, beginning of period	703,172	2,270,393
Cash and cash equivalents, end of period	$454,978	$703,172

Supplemental disclosures of cash flow information:
Cash payments for interest	$215,664	$209,877
Cash payments for income taxes	$3,923	$17,486

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock purchase warrants for issuance costs of subordinated notes payable	$205,820	$38,052
Issuance of common stock purchase warrants related to consulting agreement	$—	$4,844
Restricted common stock grant	$100	$16
Capital expenditures financed by capital lease obligations	$45,371	$234,933

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 FILED WITH THE SEC)